Exhibit 5.1 and 23.1

OPINION OF DAVIS POLK & WARDWELL LLP

January 11, 2017

Morgan Stanley
1585 Broadway
New York, New York 10036

Ladies and Gentlemen:

Morgan Stanley, a Delaware corporation (the “Company”), is filing a Tenth Supplemental Senior Indenture (as defined below) in connection with newly created series of debt securities to be issued from time to time in the future by the Company (the “New Debt Securities”) under a registration statement on Form S-3 (as it may be amended or supplemented from time to time, the “Registration Statement”) that was recently filed for the purpose of registering with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) up to $351,418,014,178 (or the equivalent thereof in one or more foreign currencies) aggregate initial offering price of the following securities, as such amount may be increased from time to time upon due authorization by the Company (the “Securities”): (a) shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), (b) shares of the Company’s preferred stock, par value $0.01 per share (“Preferred Stock”), to be issued from time to time in one or more series, (c) debt securities (“Debt Securities”), (d) warrants to purchase or sell (i) securities issued by the Company or by an entity affiliated or not affiliated with the Company, a basket of such securities, an index or indices of such securities or any other property, (ii) currencies or (iii) any combination of the foregoing (collectively, the “Warrants”), (e) purchase contracts (“Purchase Contracts”) requiring the holders thereof to purchase or sell (i) securities issued by the Company or by an entity affiliated or not affiliated with the Company, a basket of such securities, an index or indices of such securities or any other property, (ii) currencies, (iii) commodities or (iv) any combination of the foregoing, (f) Warrants, Purchase Contracts, Common Stock, Preferred Stock, Debt Securities and debt obligations issued by an entity affiliated or not affiliated with the Company or any combination thereof that may be offered in the form of Units (“Units”), (g) an indeterminate number of depositary shares representing fractional interests in shares or multiple shares of the Preferred Stock, (h) capital securities of the Issuer Trusts (the “Capital Securities”), (i) guarantees of the Company with respect to the Capital Securities to be issued by the Issuer Trusts and (j) guarantees of the Company with respect to the Debt Securities, Warrants, Purchase Contracts and Units to be issued by Morgan Stanley Finance LLC.

The New Debt Securities are to be issued from time to time as senior indebtedness of the Company under a senior indenture dated as of November 1, 2004 between the Company and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A. (formerly known as

JPMorgan Chase Bank)), as Trustee (as supplemented by a First Supplemental Senior Indenture dated as of September 4, 2007, a Second Supplemental Senior Indenture dated as of January 4, 2008, a Third Supplemental Senior Indenture dated as of September 10, 2008, a Fourth Supplemental Senior Indenture dated as of December 1, 2008, a Fifth Supplemental Senior Indenture dated as of April 1, 2009, a Sixth Supplemental Senior Indenture dated as of September 16, 2011, a Seventh Supplemental Senior Indenture dated as of November 21, 2011, an Eighth Supplemental Senior Indenture dated as of May 4, 2012, a Ninth Supplemental Senior Indenture dated as of March 10, 2014 and a Tenth Supplemental Senior Indenture dated as of January 11, 2017, and as may be further supplemented or amended from time to time, the “Senior Debt Indenture”), which senior indebtedness may include the Company’s Global Medium-Term Notes, Series I, Series J and Series K.

The Senior Debt Indenture is incorporated by reference as an exhibit to the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

When the specific terms of a particular series of New Debt Securities to be issued by the Company have been duly authorized and established in accordance with the Senior Debt Indenture; and such New Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with (i) such Senior Debt Indenture, and, if such New Debt Securities are intended to be issued under the New Safekeeping Structure, effectuated by the relevant common safekeeper for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, in accordance with the Senior Debt Indenture, and (ii) the applicable underwriting or other agreement against payment therefor, such New Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith); provided that we express no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of such New Debt Securities to the extent determined to constitute unearned interest.

We wish to point out that the opinions in the paragraph above (except as to due authorization of the New Debt Securities to be issued by the Company) do not address any application of the Commodity Exchange Act, as amended, or the rules, regulations or interpretations of the Commodity Futures Trading Commission to the Securities, the payments of principal or interest on which, or any other payment with respect to which, will be determined by reference to one or more currency exchange rates, commodities, securities issued by the Company or by entities affiliated or unaffiliated with the Company, baskets of such securities or indices and on such other terms as may be set forth in the relevant pricing supplement specifically relating to the Securities.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security, (i) the Board of Directors or a duly authorized officer of the Company, as applicable, shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iv) the Senior Debt Indenture and the New Debt Securities have been duly authorized, executed, authenticated (if applicable), effectuated (if applicable) and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Company) and (v) there shall not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that the execution and delivery of, and performance by the Company pursuant to, any Security whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon the Company.

In connection with our opinion above, we note that, as of the date of this opinion, a judgment for money in an action based on Securities payable in foreign currencies in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency in which a particular Security is payable into United States dollars will depend upon various factors, including which court renders the judgment.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In addition, if a pricing supplement relating to the offer and sale of any particular New Debt Security or New Debt Securities is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to us and our opinion substantially in the form set forth below, this consent shall apply to the reference to us and our opinion in substantially such form:

“In the opinion of Davis Polk & Wardwell LLP, as special counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company, authenticated by the trustee pursuant to the Senior

Debt Indenture [, effectuated by the common safekeeper for Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme] and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to [(i)] the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above [and (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the notes to the extent determined to constitute unearned interest]. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes [, the common safekeeper’s effectuation of the notes,] and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated January 11, 2017, which is Exhibit 5.1 to the Form 8-K filed by the Company on January 11, 2017. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency.]”

In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP